Exhibit 99.2

Pro Forma Financial Statements of Broadstone Net Lease, Inc. (Unaudited)

Broadstone Net Lease, Inc. and Subsidiaries

Introduction to Unaudited Pro Forma  Condensed Consolidated Financial Statements

The Unaudited Pro Forma Condensed Consolidated Financial Statements of Broadstone Net Lease, Inc. and Subsidiaries (“the Company”) are based upon the historical financial statements of the Company, the historical Regulation S-X 3-14 Financial Statements of the Industrial Portfolio Acquisition (as defined herein), and the historical Regulation S-X 3-05 Carve-Out Financial Statements of Broadstone Real Estate LLC, the Acquired Manager of Broadstone Net Lease, Inc. (“Acquired Manager”), and prepared on a pro forma basis to reflect the completion of the following transactions:

Industrial Portfolio Acquisition

On August 29, 2019, the Company acquired a portfolio of 23 net leased industrial and office/flex properties, comprising 6.9 million rentable square feet for an aggregate purchase price of approximately $735.7 million, excluding capitalized acquisition costs (the “Industrial Portfolio Acquisition”). The properties are located across 14 states in the continental United States, with one property located in British Columbia, Canada.

The Company funded the acquisition using a combination of debt and equity capital, including funds received from drawing the remaining $150 million commitment available under its unsecured term loan due in 2026 (the “2026 Unsecured Term Loan”), borrowing $300 million from its new unsecured term loan due in 2020 (the “2020 Unsecured Term Loan”), proceeds of $211.6 million from its senior unsecured revolving credit facility (the “Revolving Credit Facility”), and proceeds of $85.2 million from its private offering of shares of common stock, par value $0.001 per share (the “Common Stock”).

The Industrial Portfolio Acquisition was accounted for as an asset acquisition under Accounting Standards Codification (“ASC”) 805. The total purchase price was allocated to the individual assets acquired and liabilities assumed based upon their relative fair values, which included tangible assets, consisting of land and land improvements, buildings and other improvements, and equipment, and identifiable intangible assets and liabilities, including the value of in-place leases and acquired above-market and below-market leases. Acquisition costs incurred in connection with investments in real estate accounted for as asset acquisitions are capitalized and included with the allocated purchase price.

Internalization of Management Functions

On February 7, 2020, the Company, Broadstone Net Lease, LLC, the Company’s operating company (the “OP”), Broadstone Real Estate, LLC, the Company’s former property manager (“BRE”), and certain of their respective subsidiaries and affiliates, completed through a series of mergers (the “Mergers”) the internalization of the external management functions previously performed for the Company and the OP by BRE and Broadstone Asset Management, LLC, the Company’s asset manager and wholly-owned subsidiary of BRE (such transactions, collectively, the “Internalization”). Upon consummation of the Internalization, the Company’s management team and corporate staff, who were previously employed by BRE, became employees of an indirect subsidiary of the OP and the Company became internally managed.

As consideration in the Mergers, on February 7, 2020, the Company issued approximately 780,893 shares of Common Stock and the OP issued approximately 1,319,513 membership units in the OP (“OP Units”), and the Company and the OP paid approximately $31 million in cash, with the aggregate value of the Common Stock, OP Units, and cash issued equal to approximately $209.5 million, and the OP assumed approximately $90.5 million of debt.

In addition to the consideration paid upon consummation of the Mergers, additional “earnout” consideration of up to an aggregate of $75 million (payable in four tranches of $10 million, $15 million, $25 million, and $25 million), and in the same proportion of equity interests and cash as the initial payments) will be due and payable to the former holders of units of ownership interest in BRE if certain milestones related to either (a) the dollar volume-weighted average price of a share of the Company’s Common Stock (“VWAP per REIT Share”), following the completion of an initial public offering (“IPO”) of the Company’s Common Stock, or (b) the Company’s adjusted funds from operations (“AFFO”) per share, prior to the completion of an IPO, are achieved during specified periods of time following the closing of the Internalization (the “Earnout Periods”). The consideration will consist of a combination of cash, shares of the Company’s Common Stock, and OP Units, at the election of the owners of BRE.

The earnout tranches, applicable VWAP of a REIT Share and AFFO per share, and the applicable Earnout Periods are as follows:

	If the Company has completed an IPO		If the Company has not completed an IPO
Earnout Tranche(1)	VWAP of a REIT Share	Applicable Earnout Period	AFFO per Share	Applicable Earnout Period
$10 million	$90.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.85	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$15 million	$95.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.95	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$25 million	$97.50	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.30	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.
$25 million	$100.00	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.70	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.

(1) Initial contractual value of applicable earnout tranche based on an $85.00 price per share/unit of Common Stock and OP Units. Does not take into account the actual per share price of the Common Stock and OP Units at the time an applicable earnout tranche may be earned and paid.

Should all earnout milestones be met, an additional 272,250 shares of Common Stock and an additional 464,820 OP Units would be issued, in addition to amounts payable in cash.

The Merger Agreement did not provide that the completion of an IPO is a condition to the closing of the Internalization. Under the terms of the Merger Agreement, however, if the Company does not complete an IPO by December 31, 2020, then the former owners of BRE who receive shares of the Company’s Common Stock and/or OP Units will be granted certain redemption rights as a means to provide additional liquidity in the absence of an IPO.

Pursuant to the terms of the Merger Agreement, on December 27, 2019, the Company repurchased all of the outstanding shares of its Common Stock held by BRE at $85.00 per share for approximately $20 million.

The Internalization will be accounted for as a business combination under ASC 805. The total purchase price will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocations of the purchase prices reflected in these Unaudited Pro Forma Condensed Consolidated Financial Statements have not been finalized and are based upon preliminary estimates of these fair values, which is the best available information at the current time. The final determination of the fair values of the assets and liabilities will be based on the actual valuations of the tangible and intangible assets and liabilities that existed as of the date of completion of the acquisition, including the valuation of the earnout consideration. The Company expects to finalize the valuations during the measurement period, not to exceed one year from the date of the Internalization. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the Unaudited Pro Forma Condensed Consolidated Financial Statements and could result in a material change.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are prepared for informational purposes only and are based upon available information, estimates, and assumptions that the Company considers reasonable. However, they are not necessarily indicative of what the Company’s actual financial position or operating results would have been had the above transactions occurred as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods of the Company. Differences between these preliminary estimates and the final accounting for these transactions may occur and these differences could have a material impact on the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements.

Broadstone Net Lease, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2019

(Unaudited)

(in thousands, except per share amounts)

	Broadstone Net Lease, Inc. (A)	Internalization (B)	Pro Forma Adjustments		Consolidated Pro Forma Results
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,415,400	$—	$—		$3,415,400
Accounted for using the direct financing method	41,890	—	—		41,890
Investment in rental property, net	3,457,290	—	—		3,457,290
Cash and cash equivalents	12,455	—	(68)	(C)	12,387
Accrued rental income	84,534	—	—		84,534
Tenant and other receivables, net	934	—	—		934
Due from related party	—	5	(5)	(D)	—
Prepaid expenses and other assets	12,613	1,640	1,559	(E)	15,812
Goodwill	—	—	358,611	(F)	358,611
Interest rate swap, assets	2,911	—	—		2,911
Intangible lease assets, net	331,894	—	—		331,894
Debt issuance costs – unsecured revolving credit facility, net	2,380	—	—		2,380
Leasing fees, net	12,847	—	—		12,847
Total assets	$3,917,858	$1,645	$360,097		$4,279,600

Liabilities, mezzanine equity and equity
Unsecured revolving credit facility	$197,300	$—	$121,465	(G)	318,765
Mortgages and notes payable, net	111,793	—	—		111,793
Unsecured term notes, net	1,672,081	89,716	(89,784)	(H)	1,672,013
Interest rate swap, liabilities	24,471	1,707	(1,707)	(I)	24,471
Accounts payable and other liabilities	37,377	382	62,735	(J)	100,494
Accrued interest payable	3,594	—	—		3,594
Intangible lease liabilities, net	92,222	—	—		$92,222
Total liabilities	2,138,838	91,805	92,709		2,323,352

Mezzanine Equity
Redeemable shares of common stock	—	—	66,376	(K)	66,376
Redeemable non-controlling interests	—	—	112,159	(L)	112,159
Total mezzanine equity	—	—	178,535		178,535

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value	—	—	—		—
Common stock, $0.001 par value	26	—	—		26
Additional paid-in capital	1,895,935	—	—		1,895,935
Cumulative distributions in excess of retained earnings	(208,261)	(90,160)	88,853	(M)	(209,568)
Accumulated other comprehensive loss	(20,086)	-	-		(20,086)
Total stockholders' equity	1,667,614	(90,160)	88,853		1,666,307
Non-controlling interests	111,406	-	—		111,406
Total equity	1,779,020	(90,160)	88,853		1,777,713
Total liabilities, mezzanine equity and equity	$3,917,858	$1,645	$360,097		$4,279,600

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Broadstone Net Lease, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2019 (Unaudited)

(in thousands)

(A)	Reflects the historical Consolidated Balance Sheet of the Company as of December 31, 2019.
(B)	Amounts have been derived from the historical Carve-out Balance Sheet of the Acquired Manager as of December 31, 2019, as presented in Exhibit 99.1 of this Current Report on Form 8-K/A.
(C)	Reflects the payment of debt issuance costs associated with a new term loan executed in connection with the Internalization. See Note P.
(D)	Reflects the change in Due from related party included on the historical Carve-out Balance Sheet of the Acquired Manager, which was repaid prior to the closing of the Internalization. See Note N.
(E)	Reflects the pro forma impact of the following items:
(in thousands)	Footnote Reference	Amount

Change in net assets	N	$(425)
Purchase price allocation: operating lease right-of-use asset	O	1,984
		$1,559
(F)	Represents goodwill recorded based upon the preliminary estimate of the fair value of assets acquired and liabilities assumed in connection with the Internalization. See Note O.
(G)	Reflects the pro forma impact of the following transactions related to the Revolving Credit Facility:
(in thousands)	Footnote Reference	Amount
Borrowings to pay base consideration	O	$30,981
Borrowings to repay portion of assumed debt	P	30,484
Borrowings to repay portion of 2020 Unsecured Term Loan	P	60,000
		$121,465
(H)	Reflects the pro forma impact of the following items:
(in thousands)	Footnote Reference	Amount
Change in net assets	N	$768
Proceeds from 2022 Unsecured Term Loan	P	60,000
Repayment of acquired debt	P	(90,484)
Repayment of portion of 2020 Unsecured Term Loan	P	(60,000)
Capitalization of debt issuance costs related to 2022 Unsecured Term Loan	P	(68)
		$(89,784)
(I)	Reflects the change in the Interest rate swap liabilities balance on the historical Carve-out Balance Sheet of the Acquired Manager, which was terminated prior to the Internalization. See Note N.

(J)	Reflects the pro forma impact of the following items:
(in thousands)	Footnote Reference	Amount
Change in net assets	N	$622
Purchase price allocation: fair value of earnout consideration	O	58,822
Purchase price allocation: acquired operating lease liability	O	1,984
Internalization expenses incurred after December 31, 2019	L	1,307
		$62,735

The $1,307 internalization expenses incurred after December 31, 2019, represent amounts incurred by the Company for third-party consulting and professional fees, prior to the closing of the Internalization that were not reflected in the historical financial statements. These expenses represent transaction costs that are directly attributable to the Internalization, and will not recur. These amounts are reflected as pro forma adjustments to Accounts payable and other liabilities and Cumulative distributions in excess of retained earnings.

(K)	The pro forma adjustment reflects the portion of the base consideration for the Internalization paid by issuing shares of Common Stock at $85 per share. See Note O.
(L)	The pro forma adjustment reflects the portion of the base consideration for the Internalization paid by issuing OP Units at $85 per share. See Note O.
(M)	Reflects the pro forma impact of the following items:
(in thousands)	Footnote Reference	Amount
Elimination of net parent deficit in the Acquired Manager's historical Carve-out Balance Sheet	B	90,160
Internalization expenses incurred after December 31, 2019	J	(1,307)
		$88,853
(N)

Represents the change in balances of assets acquired and liabilities assumed on the books of the Acquired Manager between the Carve-out Balance Sheet date of December 31, 2019, and the Internalization closing date of February 7, 2020:

(in thousands)	Balance at December 31, 2019	Balance at February 7, 2020	Change in Net Assets
Due from related party	$5	$—	$(5)
Prepaid expenses and other assets	1,640	1,215	(425)
Interest rate swap, liabilities	1,707	—	(1,707)
Unsecured term notes, net	89,716	90,484	768
Accounts payable and other liabilities	382	1,004	622
(O)	The base consideration paid at closing of the Internalization is summarized in the following table:
(in thousands, except number of shares and OP Units)
780,893 shares of redeemable stock	$66,376
1,319,513 redeemable OP Units	112,159
Cash	30,981
Base consideration	$209,516

The cash portion of the base consideration of $30,981 was funded by borrowing on the Company’s Revolving Credit Facility.

The Company’s preliminary allocation of the purchase price associated with the Internalization is summarized in the table below:

(in thousands)
Prepaid expenses and other assets	$1,215
Right-of-use asset	1,984
Goodwill	358,611
Accounts payable and other liabilities	(1,004)
Operating lease liability	(1,984)
Assumption of Acquired Manager debt	(90,484)
Fair value of earnout contingent consideration	(58,822)
Base consideration	$209,516

The Internalization will be accounted for as a business combination and accordingly, the Company will allocate the purchase price utilizing the acquisition method to record assets acquired and liabilities assumed at their estimated fair values. Acquisition costs incurred in connection with the Internalization will be expensed as incurred. The allocations of the purchase prices have not been finalized and are based upon preliminary estimates of these fair values, which is the best available information at the current time. The final determination of the fair values of the assets and liabilities will be based on the actual valuations of the tangible and intangible assets and liabilities that existed as of the date of completion of the acquisition, including the valuation of the earnout consideration. The Company expects to finalize the valuations during the measurement period, not to exceed one year from the date of the Internalization. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the unaudited Pro Forma Condensed Consolidated Financial Statements and could result in a material change.

In connection with the Internalization, the Company assumed the Acquired Manager’s obligations under certain operating leases. In accordance with Accounting Standards Codification (“ASC”) 842, Leases, (“ASC 842’) the Company has reflected a right-of-use asset and lease liability, initially measured at the present value of lease payments due under the lease contract, in the purchase price allocation. The right-of-use asset is recorded in Prepaid expenses and other assets, and the operating lease liability is recorded in Accounts payable and other liabilities on the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

The shares of Common Stock and OP Units issued as part of base consideration, are subject to a Redemption Rights Agreement, whereby holders of the shares or OP Units shall have the right to require the Company to repurchase any or all of the common shares or OP Units by giving notice to the Company, during the period from January 1, 2021 until the earlier of 12 months thereafter or the date of a closing of shares of the Company’s Common Stock in an initial public offering. Because these shares and OP Units contain redemption features that are outside the Company’s control, they have been classified as mezzanine equity in the Condensed Consolidated Pro Forma Balance Sheet, in accordance with ASC 480-10-S99, Distinguishing Liabilities from Equity.

The $58,822 allocated to earnout contingent consideration represents the estimated fair value of the $75,000 total potential earnout consideration, of which approximately $50,124 relates to the potential issuance of redeemable common shares and OP Units and approximately $8,698 relates to the potential payment of cash. The redeemable shares and OP Units are deemed to be freestanding financial instruments that, at inception, embody an obligation to repurchase the Company’s common shares and OP Units, and therefore have been classified as liabilities. These amounts have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as if the Internalization occurred on January 1, 2019, and are shown as Accounts payable and other liabilities in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(P)

Concurrent with the Internalization, the Company assumed and subsequently repaid $90,484 of the Acquired Manager’s debt. In connection with repaying the assumed debt, the Company entered into a new $60,000 term loan agreement (the “2022 Unsecured Term Loan”) with JP Morgan Chase Bank, N.A., as administrative agent. The 2022 Unsecured Term Loan matures in February 2022 and bears interest, at the OP’s election, at a rate equal to (i) LIBOR plus an applicable margin (varying from 0.85% to 1.65%) or (ii) the base rate (based on The Wall Street Journal’s “Prime Rate” or as otherwise specified in the term loan agreement) plus an applicable margin (varying from 0.00% to 0.65%). The applicable margins vary based on the OP’s credit ratings as set forth in the term loan agreement and changes are effective as of the first day of the first calendar month immediately following receipt by the administrative agent of written notice delivered by the OP in accordance with the term loan agreement that such credit rating changes occurred. There is no scheduled amortization of the principal amount of loans outstanding under the 2022 Unsecured Term Loan. Any principal amount outstanding is due and payable on the maturity date. In connection with securing the 2022 Unsecured Term Loan the Company paid $68 in debt issuance costs. The remainder of the assumed debt was repaid with $30,484 borrowings under the Company’s Revolving Credit Facility.

Under the terms of the Company’s 2020 Unsecured Term Loan, any amounts raised under new borrowings prior to the maturity of the 2020 Unsecured Term Loan must first be used to repay outstanding balances under the 2020 Unsecured Term Loan. The

Company repaid $60,000 of the outstanding borrowings under the 2020 Unsecured Term Loan with proceeds from additional borrowing under the Company’s Revolving Credit Facility.

Broadstone Net Lease, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Income

For the Year Ended December 31, 2019

(Unaudited)

(in thousands, except per share amounts)

	Broadstone Net Lease, Inc. (A)	Industrial Portfolio Acquisition (B)	Internalization (C)	Pro Forma Adjustments		Consolidated Pro Forma Results

Revenues
Lease revenues	$298,815	$32,981	$—	$3,023	(D)	$334,819
Revenues from related parties	—	—	43,045	(43,045)	(F)	—
Total revenues	298,815	32,981	43,045	(40,022)		334,819

Operating expenses
Depreciation and amortization	108,818	—	169	13,891	(E)	122,878
Asset management fees	21,863	—	—	(21,863)	(F)	—
Property management fees	8,256	—	—	(8,256)	(F)	—
Property and operating expense	15,990	1,003	—	—		16,993
General and administrative	5,456	—	20,249	(1,062)	(G)	24,643
Provision for impairment of investment in rental properties	3,452	—	—	—		3,452
Total operating expenses	163,835	1,003	20,418	(17,290)		167,966

Other income (expenses)
Interest income	9	—	—	—		9
Interest expense	(72,534)	—	(6,563)	(11,033)	(I)	(90,130)
Cost of debt extinguishment	(1,176)	—	—	(62)	(I)	(1,238)
Gain on sale of real estate	29,914	—	—	1,765	(F)	31,679
Income taxes	(2,415)	—	—	(171)	(H)	(2,586)
Internalization expenses	(3,658)	—	—	3,658	(J)	—
Other losses	(6)	—	—	—		(6)
Net income	85,114	31,978	16,064	(28,575)		104,581
Net income attributable to non-controlling interests	(5,720)	—	—	(5,593)	(K)	(11,313)
Net income attributable to Broadstone Net Lease, Inc.	$79,394	$31,978	$16,064	$(34,168)		$93,268

Weighted average number of common shares outstanding
Basic	23,979			1,123	(L)	25,102
Diluted	25,716			2,443	(L)	28,159
Net earnings per common share
Basic and diluted	$3.31					$3.71

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Broadstone Net Lease, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated Statements of Income for the Year Ended December 31, 2019 (Unaudited)

(in thousands)

(A)	Reflects the historical Consolidated Statement of Income of the Company for the year ended December 31, 2019.
(B)

Reflects eight months of historical results of the Industrial Portfolio Acquisition. The results of the Industrial Portfolio Acquisition were included in the Company’s consolidated operating results beginning in September 2019.

(C)	Amounts are derived from the historical Carve-out Statement of Income of the Acquired Manager for the year ended December 31, 2019, as presented in Exhibit 99.1 of this Current Report on Form 8-K/A.
(D)	Pro forma adjustment reflects the following items related to incremental lease revenues, giving effect to the Industrial Portfolio Acquisition as if it had been acquired on January 1, 2019:
(in thousands)	Eight Months Ended August 31, 2019
Straight-line rent adjustment	$1,958
Amortization of above- and below-market lease intangibles	1,065
$3,023

The Company recognizes rental revenue from operating leases on a straight-line basis over the life of the related leases. The pro forma adjustment reflects the estimated incremental straight-line rental income to be recognized over the remaining life of the leases in the Industrial Portfolio Acquisition as of the acquisition date, as compared to the straight-line rental income that had been recorded in the historic financial results of the Industrial Portfolio Acquisition.

The Company records acquired above-market and below-market leases at their fair values, and recognizes the related amortization as an adjustment to rental revenue over the remaining lease term. The remaining lease terms of the properties acquired with the Industrial Portfolio Acquisition range from 5.0 years to 20.4 years.

(E)

Reflects incremental depreciation expense and amortization of acquired in-place leases associated with the Industrial Portfolio Acquisition, and an adjustment to historical depreciation expense associated with acquired property and equipment recorded in Prepaid expenses and other assets in the Acquired Manager’s historical carve-out financial statements, to reflect the Company’s estimate of remaining depreciable lives, in each case assuming that the respective transactions occurred on January 1, 2019, as follows:

(in thousands)	Industrial Portfolio Acquisition	Internalization	Total
Depreciation	$10,443	$(90)	$10,353
Amortization of acquired in-place leases	3,538	-	3,538
	$13,981	$(90)	$13,891

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which are as follows:

(in thousands)
Land improvements	15 years
Buildings and other improvements	15 to 39 years
Computer and office equipment	3 to 7 years
Furniture and fixtures	5 to 7 years

9

(F)	Reflects the reversal of amounts associated with the asset management and property management agreements between the Company and the Acquired Manager or its affiliates prior to the Internalization.
(G)	Reflects the following items:
(in thousands)	Amount
Incremental compensation expense for BNL employees not allocated at 100% in the Acquired Manager's historical Carve-out Statement of Operations	$1,287
Incremental compensation expense for named executive officers	$1,960
Eliminate allocated compensation expense for employees who did not become BNL employees	(960)
Reverse internalization expenses included in the Acquired Manager's historical Carve-out Statement of Operations	(3,349)
$(1,062)

The incremental general and administrative expenses are mainly compensation and employee related expenses to be incurred on an ongoing basis as a result of the Company’s internalizing corporate functions that had previously been performed by the Acquired Manager. The pro forma adjustment includes amounts necessary to reflect fully such costs associated with the former employees of the Acquired Manager who became Company employees as part of the Internalization, and which had been only partially allocated in the historical Carve-out Financial Statements of the Acquired Manager; as well as the elimination of similar amounts allocated in the historical Carve-out Financial Statements of the Acquired Manager that related to employees of the Acquired Manager who did not become employees of the Company as part of the Internalization. The adjustment also reflects incremental payroll and benefits expenses due under the terms of the employment agreements entered into as part of the Internalization, with the Company’s four named executive officers.

The Internalization expenses were incurred by the Acquired Manager and recorded as general and administrative expenses in the historical Carve-out Financial Statements of the Acquired Manager. The internalization expenses were directly related to the Internalization and will not recur.

(H)	The pro forma adjustment reflects estimated income taxes associated with the properties acquired in the Industrial Portfolio Acquisition.
(I)	In connection with the Internalization, the Company:
•	Assumed unsecured debt of the Acquired Manager in the amount of $90,484,
•	Borrowed $30,981 under its Revolving Credit Facility to pay the cash portion of the base consideration,
•	Borrowed $60,000 under the newly executed 2022 Unsecured Term Loan to partially repay the assumed Acquired Manager’s debt, and
•	Borrowed $90,484 under its Revolving Credit Facility to repay the remaining $30,484 of the assumed Acquired Manager’s debt and to repay $60,000 of the 2020 Unsecured Term Loan.

Additionally, prior to the Internalization, the Acquired Manager terminated its interest rate swap.

In connection with the Industrial Portfolio Acquisition, the Company:

•	Borrowed $150,000 under the 2026 Unsecured Term Loan,
•	Borrowed $300,000 under the newly executed 2020 Unsecured Term Loan, and
•	Borrowed $211,587 under the Revolving Credit Facility.

The pro forma adjustment reflects the net impact to interest expense of the foregoing transactions, including a write-off of $62 of debt issuance costs associated with the partial paydown of the 2020 Term Loan, as if each of the transactions had occurred on January 1, 2019. For purposes of computing the pro forma adjustment on variable-rate borrowings, the Company used a one-month LIBOR rate of 1.7625%, representing the rate as of December 31, 2019, plus the applicable margins on the respective debt instruments, to compute interest expense. A change in one-month LIBOR of plus or minus 0.125%, would have increased or decreased the pro forma interest expense adjustment by approximately $790, respectively.

(J)	Reflects reversal of internalization expenses reflected in the historical financial statements as such amounts are directly related to the Internalization and will not recur.

10

(K)

Reflects the allocation of a portion of the historical results of the Industrial Portfolio Acquisition, the Internalization, and the pro forma adjustments described above, to non-controlling interests. Non-controlling interests represent OP Units held by third parties other than the Company.

The calculation of amounts allocated to non-controlling interest reflects the pro forma effect of proceeds from 990 shares of the Company’s Common Stock that were used to partially fund the Industrial Portfolio Acquisition, the redemption of 235 shares of the Company’s Common Stock from the Acquired Manager in connection with the Internalization, and the assumed issuance of 781 additional shares of the Company’s Common Stock and 1,320 additional OP Units as part of the base consideration paid in connection with the Internalization, described in Note O to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, in each case as if the shares and OP Units had been issued or redeemed on January 1, 2019. On a pro forma basis, non-controlling interests represent economic ownership interests of approximately 10.2% as of December 31, 2019.

(L)

Reflects the impact on the weighted average shares outstanding calculation of the shares issued for the Industrial Portfolio Acquisition, redemption of shares of the Company’s stock from the Acquired Manager in connection with the Internalization, and issuance of Common Stock and OP Units as part of the base consideration paid for the Internalization, as if each occurred as of January 1, 2019.

11